EXHIBIT 5

                        S O N F I E L D  &  S O N F I E L D
                           A Professional Corporation
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
LEON SONFIELD (1865-1934)                              ATTORNEYS AT LAW                       ROBERT L. SONFIELD, JR.
GEORGE M. SONFIELD (1899-1967)                                                                      Managing Director
ROBERT L. SONFIELD (1893-1972)                     770 SOUTH POST OAK LANE                        robert@sonfield.com
    ____________________                          HOUSTON, TEXAS 77056-1913
                                                       WWW.SONFIELD.COM
FRANKLIN D. ROOSEVELT, JR. (1914-1988)
                                                  Telecopier (713) 877-1547
                                                             ----
                                                   Telephone (713) 877-8333
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                                 April ___, 2005

Board of Directors
Skin Enhancement Clinics and Technology, Inc.
620 Newport Center Drive, Suite 1100
Newport Beach, California 92660

Ladies and Gentlemen:

         We have acted as special counsel for Skin Enhancement Clinics and Technology, Inc, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission relating to the sale of a total of 7,865,000 shares of Common Stock, par value $.001 per share ("Common Stock"). The Common Stock covered by the Registration Statement consists of the issuance of 6,000,000 shares of Common Stock by the Company ("Company Common Stock") and 1,865,000 shares of Common Stock ("Selling Stockholder Common Stock") to be sold by the selling shareholders identified in the Registration Statement. The shares of Selling Stockholder Common Stock were issued to the Selling Stockholders by the Company in private transactions (the "Private Transactions").

         W have examined (a) the Articles of Incorporation and Bylaws of the Company, both as amended to date; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the shares of Selling Stockholder Common Stock in the Private Transactions; (c) the corporate proceeding of the Company relative to the authorization and issuance of the shares of Company Common Stock; and (d) the Registration Statement and the Prospectus included as a part thereof (the "Prospectus"). In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

(1)                 The Company is a corporation duly organized and validly
                     existing under the laws of the State of Nevada;

(2) Upon effectiveness of the Registration Statement, the Company will have taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of the Company Common Stock pursuant to the Registration Statement;

(3) The 6,000,000 shares of the Company Common Stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable shares of common stock of the Company;

(4) The shares of Selling Stockholder Common Stock have been validly issued and are fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus.

Yours very truly,

/s/Sonfield and Sonfield